SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 29, 2003

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)		48801 (Zip Code)

Registrant's telephone number, including area code: (989) 463-3131

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated April 29, 2003.

Item 9.         Regulation FD Disclosure.

On April 29, 2003, Firstbank Corporation issued a press release announcing that a $0.20 per share quarterly cash dividend will be paid June 13, 2003, to shareholders of record as of May 30, 2003. A copy of the press release is attached as Exhibit 99.1.

This information furnished under “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 29, 2003	FIRSTBANK CORPORATION (Registrant)
	By:	/s/ Samuel G. Stone Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release Dated April 29, 2003 with respect to declaration of a $0.20 per share quarterly cash dividend to be paid June 13, 2003.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	April 29, 2003 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Second Quarter Cash Dividend

Alma, MI — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.20 per share quarterly cash dividend will be paid June 13, 2003, to shareholders of record as of May 30, 2003.

The rate of $0.20 per share is an increase from the $0.19 per share paid in March of 2003, and, combined with the impact of the 5% stock dividend paid on December 31, 2002, the cash dividend to be paid on June 13, 2003, represents a 10.5% increase in dividends per share compared to the year-ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $766 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management, MML Investors Services, Inc., Raymond James Financial Services Inc., and SunAmerica Securities Inc.